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                                                                     EXHIBIT 5.1

                                January 28, 2000

    interWAVE Communications International, Ltd.
    656 Bair Island Road, Suite 108
    Redwood City, CA 94063

    RE: REGISTRATION STATEMENT ON FORM S-1

    Ladies and Gentlemen:

    We have examined the Registration Statement on Form F-1 filed by you with the Securities and Exchange Commission (the "Commission") on or about
December 17, 1999 (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 9,775,000 of your Common Shares (the "Shares"). The Shares, which include up to 1,275,000 Common Shares issuable pursuant to an over-allotment option granted to the underwriters (the "Underwriters"), are to be sold to the Underwriters as described in such Registration Statement for sale to the public. As your special counsel in Bermuda in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

    Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable under the laws of Bermuda.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, which has been approved by us, as such may be further amended or supplemented, or incorporated by reference in any Registration Statement relating to the prospectus filed pursuant to Rule 462(b) of the Act.

                                          Very truly yours,
                                          CONYERS DILL & PEARMAN
                                          /s/ CONYERS DILL & PEARMAN